Exhibit 99.1

Press Release	Source: Laserscope
Laserscope Adds Sixth Board Seat and Appoints Elisha Finney to Board of Directors
Thursday August 11, 7:00 am ET
SAN JOSE, Calif., Aug. 11 /PRNewswire-FirstCall/ — Laserscope (Nasdaq: LSCP — News), a pioneer in the development and commercialization of minimally-invasive medical devices, including medical lasers and advanced fiber-optic delivery devices, announced that Elisha Finney joined Laserscope’s Board of Directors effective August 10, 2005 and will also serve as a member of the Company’s Audit Committee.
Ms. Finney, 44, is currently Senior Vice President and Chief Financial Officer of Varian Medical Systems, Inc., (NYSE: VAR — News), the world leader in the design and manufacture of integrated equipment and software systems for treating cancer with radiation therapy. At Varian Medical, Ms. Finney oversees all finance, investor relations, information systems and regulatory functions and plays a key management role for approximately 3,500 employees worldwide. Prior to joining Varian Medical Systems in 1988, Ms. Finney held risk management positions at the Fox Group and Beatrice Foods. She holds a BA degree in risk management and insurance from the Terry College of Business at the University of Georgia and an MBA from Golden Gate University in San Francisco.
“We are very fortunate and pleased to have someone of Elisha’s caliber join our Board of Directors,” said Eric Reuter, President and Chief Executive Officer of Laserscope. “Elisha has built an outstanding reputation as a leading medical device industry executive, which is supported by her impressive track record of success at Varian Medical. We believe that Laserscope will benefit greatly from Elisha’s strategic insight into, and solid operational experience in, our industry, and that she will enhance our Board’s effectiveness tremendously as we enter the next phase of our growth.”
“I am excited to have the opportunity to work with Laserscope’s management team, as the Company continues to grow its business over the long-term,” commented Ms. Finney. “Laserscope’s performance has been remarkable in recent years and I’m looking forward to helping the Company continue its efforts in building a world-class, global medical device company.”
In connection with Ms. Finney’s appointment to the Board of Directors, the Board amended Laserscope’s Bylaws to increase the number of Board seats from five to six. Currently, five of the six members of Laserscope’s Board of Directors are independent directors.
About Laserscope
Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of minimally-invasive medical products, including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company’s web site at www.laserscope.com.
Safe Harbor Statement
This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by this section. These forward-looking statements include statements about Laserscope’s future business, competition, expected continued momentum of Laserscope’s business and growth and market penetration opportunities in international markets. These statements are subject to a number of risks and uncertainties, including among other risks: uncertainties regarding introduction of new technologies competitive to Laserscope’s products and the degree to which the Company’s current and new products are accepted by customers, which could affect the level of demand for our products; our dependence on sole source providers for key components and products; risk of reductions in government and private insurance reimbursement of hospitals and physicians for health care costs, which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; risks that we may be unable to protect adequately the integrity, safety and proper use of our disposable fiber optic delivery device with the GreenLight PV(R) laser system, which could result in negative patient outcomes and reduce our disposable fiber recurring revenue stream; risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope’s filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope’s public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at www.laserscope.com or at the SEC’s website at www.sec.gov. Laserscope assumes no obligation to update the forward-looking information contained in this press release.

At Laserscope:	At Financial Relations Board:
Eric Reuter, President & CEO	Tricia Ross, Analyst Contact
Derek Bertocci, CFO	(212) 827-3774
(408) 943-0636	Laurie Berman, General Information
(310) 854-8315